Exhibit 23.3

February 23, 2021

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the description under the caption “Experts”’ included in the draft registration statement on Form S-1 dated February 23, 2021 of Bowman Consulting Group LTD. and are in agreement with the statements contained therein as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,
/s/ Dixon Hughes Goodman LLP
Tysons, Virginia